                                                 -------------------------------
                                                         OMB APPROVAL
                                                 -------------------------------
                                                 OMB Number:       3235-0145
                                                 Expires:    December 31, 2005
                                                 Estimated average burden
                                                 hours per response......11
                                                 -------------------------------





                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 5)


                              Campbell Soup Company
--------------------------------------------------------------------------------
                                (Name of Issuer)

                   Capital Stock, Par Value $0.0375 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   134429-10-9
                            -------------------------
                                 (CUSIP Number)

                                December 31, 2004
  ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 _________   Rule 13d-1(b)
 _________   Rule 13d-1(c)
 ____X____   Rule 13d-1(d)

-------------------------                               ------------------------
CUSIP NO.  134429-10-9                     13G            Page 2 of 5
-------------------------                               ------------------------


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS.
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Charlotte C. Weber
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  ____
                                                                 (b)  ____
________________________________________________________________________________
3.   SEC USE ONLY
________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           19,977,840.31
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,083.00
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         18,107,932.31
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,083.00
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     19,978,923.31
________________________________________________________________________________
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)*
                                                                       _________
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.86%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON

     IN
________________________________________________________________________________

-------------------------                               ------------------------
CUSIP NO.  134429-10-9                     13G            Page 3 of 5
-------------------------                               ------------------------


ITEM 1.           (A) NAME OF ISSUER: Campbell Soup Company

                  (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES: Campbell
                      Place, Camden, New Jersey, 08103-1799


ITEM 2.           (A) NAME OF PERSON FILING: Charlotte C. Weber

                  (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                      RESIDENCE: Live Oak Properties, P.O. Drawer 2108, Ocala, Florida 34478-2108

                  (C) CITIZENSHIP: U.S.A.

                  (D) TITLE OF CLASS OF SECURITIES: Capital Stock, Par
                      Value $0.0375

                  (E) CUSIP NUMBER: 134429-10-9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D OR 240.13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

       (a) ______   Broker or dealer registered under Section 15 of the Act
                    (15 U.S.C. 78o).

       (b) ______   Bank as defined in Section 3(a) (6) of the Act
                    (15 U.S.C. 78c).

       (c) ______   Insurance company as defined in Section 3(a) (19) of the Act
                    (15 U.S.C. 78c).

       (d) ______   Investment company registered under Section 8 of the
                    Investment Company Act (15 U.S.C. 80a-8).

       (e) ______   An investment adviser in accordance with
                    ss.240.13d-1(b)(1)(ii)(E).

       (f) ______   An employee benefit plan or endowment fund in accordance
                    with ss.240.13d-1(b)(1)(ii)(F).

       (g) ______   A parent holding company or control person in accordance
                    with ss.240.13d-1(b)(1)(ii)(G).

       (h) ______   A savings  association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813).

       (i) ______   A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3).

       (j) ______   Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

-------------------------                               ------------------------
CUSIP NO.  134429-10-9                     13G            Page 4 of 5
-------------------------                               ------------------------


ITEM 4.           OWNERSHIP.

      (a) Amount beneficially owned:                            19,978,923.31

      (b) Percent of class:                                     4.86%

      (c) Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:       19,977,840.31

          (ii)  Shared power to vote or to direct the vote:          1,083.00

          (iii) Sole power to dispose or to direct the
                disposition of:                                 18,107,932.31

          (iv)  Shared power to dispose or to direct the
                disposition of:                                      1,083.00

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10. CERTIFICATIONS.

         N/A


             [The remainder of this page intentionally left blank.]

-------------------------                               ------------------------
CUSIP NO.  134429-10-9                     13G            Page 5 of 5
-------------------------                               ------------------------

(a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 3, 2005
                                          --------------------------------------
                                                                 Date

                                          /s/ Charlotte C. Weber
                                         ---------------------------------------
                                                               Signature

                                          Charlotte C. Weber
                                          --------------------------------------
                                                                 Name/Title



      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs that statements shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
                FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)